Exhibit 11

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANT

We hereby consent to the inclusion in the Offering Circular (or other documents) filed under Regulation A Tier-2 on Form 1-A or 1-K of our report dated June 7, 2024 with respect to the balance sheets of Howloo, Inc. as of December 31, 2023 and 2022 and the related statements of operations, stockholders’ equity/deficit and cash flows for the years ended December 31, 2023 and 2022 and the related notes to the financial statements, which report appears in the Offering Circular that is a part of this Offering Statement.

/s/ SetApart Accountancy Corp.

SetApart Accountancy Corp.

June 25, 2024

Los Angeles, California